Exhibit 99.1

DAVID NIEUWSMA JOINS KOPIN CORPORATION

BOARD OF DIRECTORS

WESTBOROUGH, Mass.—November 7, 2023 -- Kopin Corporation (NASDAQ: KOPN) a leading provider of application specific optical systems and high performance micro-displays for defense, enterprise, consumer and medical products, today announced David Nieuwsma has joined Kopin Corporation’s Board of Directors.

David brings decades of experience in corporate leadership, defense technologies and a long track record of leading innovative and diverse teams. A former US Air Force officer, over his 32-year career with Collins Aerospace, Mr. Nieuwsma accumulated a broad range of experience in engineering leadership, product line management, sales, marketing and strategy development. He led numerous lines of business at Collins Aerospace including roles as Executive Vice President, Information Management Solutions, President, Interior Solutions and President, Avionics Solutions.

“David has extensive operational experience, credibility and is a trusted leader in the defense industry, our primary revenue market. We look forward to working with David in developing and delivering our strategic plans and growing our business,” said Michael Murray, Kopin’s CEO. “We’re excited to welcome him to Kopin’s Board of Directors and our entire organization can benefit from his leadership, knowledge and expertise.”

Mr. Nieuwsma holds a Bachelor of Science, Management from the US Air Force Academy in Colorado Springs, Colorado, a Bachelor of Science, Computer Science, from Chapman College, Orange, California, and a Master of Business Administration from the University of Iowa. He spent five years in the US Air Force, completing his military career attaining the rank of Captain, as an Acquisition Project Officer, Ballistic Systems Division, Norton AFB, California.

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com